Exhibit 99.2

AUDITORS’ REPORT

TO THE MEMBERS OF

CREDIT INFORMATION BUREAU (INDIA) LIMITED

1.

We have audited the attached Balance Sheet of CREDIT INFORMATION BUREAU (INDIA) LIMITED (“the Company”) as at March 31, 2012, the Profit and Loss Account and the Cash Flow Statement of the Company for the year ended on that date, both annexed thereto. These financial statements are the responsibility of the Company’s Management. Our responsibility is to express an opinion on these financial statements based on our audit.

2.

We conducted our audit in accordance with the auditing standards generally accepted in India. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by the Management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

3.

As required by the Companies (Auditor’s Report) Order, 2003 (CARO) issued by the Central Government in terms of Section 227(4A) of the Companies Act, 1956, we enclose in the Annexure a statement on the matters specified in paragraphs 4 and 5 of the said Order.

4.	Further to our comments in the Annexure referred to in paragraph 3 above, we report as follows:

(a)	we have obtained all the information and explanations which to the best of our knowledge and belief were necessary for the purposes of our audit;

(b)	in our opinion, proper books of account as required by law have been kept by the Company so far as it appears from our examination of those books;

(c)	the Balance Sheet, the Profit and Loss Account and the Cash Flow Statement dealt with by this report are in agreement with the books of account;

(d)

in our opinion, the Balance Sheet, the Profit and Loss Account and the Cash Flow Statement dealt with by this report are in compliance with the Accounting Standards referred to in Section 211(3C) of the Companies Act, 1956;

(e)

in our opinion and to the best of our information and according to the explanations given to us, the said accounts give the information required by the Companies Act, 1956 in the manner so required and give a true and fair view in conformity with the accounting principles generally accepted in India:

(i)	in the case of the Balance Sheet, of the state of affairs of the Company as at 31st March, 2012;

(ii)	in the case of the Profit and Loss Account, of the profit of the Company for the year ended on that date and

(iii)	in the case of the Cash Flow Statement, of the cash flows of the Company for the year ended on that date.

CIBIL Annual Report 2011-12

5.

On the basis of the written representations received from the Directors as on 31st March, 2011 taken on record by the Board of Directors, none of the Directors is disqualified as on 31st March, 2011 from being appointed as a director in terms of Section 274(1)(g) of the Companies Act, 1956.

For DELOITTE HASKINS & SELLS

Chartered Accountants

(Registration No. 117366W)

Kalpesh J. Mehta

Partner

(Membership No. 48791)

MUMBAI, June 21, 2012	KJM/MJ

ANNEXURE TO THE AUDITORS’ REPORT

(Referred to in paragraph 3 of our report of even date)

(i)

Having regard to the nature of the Company’s business/activities/results/transactions etc., clauses (ii), (vi), (viii), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xviii), (xix) and (xx) of CARO are not applicable.

(ii)	In respect of its fixed assets:

(a)	The Company has maintained proper records showing full particulars, including quantitative details and situation of the fixed assets.

(b)

The fixed assets were physically verified during the year by the Management in accordance with a regular programme of verification, which, in our opinion, provides for physical verification of all the fixed assets at reasonable intervals. According to the information and explanations given to us, no material discrepancies were noticed on such verification.

(c)

The fixed assets disposed off during the year, in our opinion, do not constitute a substantial part of the fixed assets of the Company and such disposal has, in our opinion, not affected the going concern status of the Company.

(iii)	The Company has neither granted nor taken any loans, secured or unsecured, to/from companies, firms or other parties listed in the Register maintained under Section 301 of the Companies Act, 1956.

(iv)

In our opinion and according to the information and explanations given to us, there is an adequate internal control system commensurate with the size of the Company and the nature of its business with regard to purchases of fixed assets and the sale of services. During the course of audit, we have not observed any major weakness in such internal control system.

CIBIL Annual Report 2011-12

(v)

To the best of our knowledge and belief and according to the information and explanations given to us, there were no contracts or arrangements that needed to be entered in the Register maintained under Section 301 of the Companies Act, 1956.

(vi)

In our opinion, the internal audit functions carried out during the year by a firm of Chartered Accountants appointed by the Management have been commensurate with the size of the Company and the nature of its business.

(vii)	According to the information and explanations given to us, in respect of statutory dues:

(a)

The Company has been regular in depositing undisputed statutory dues, including Provident Fund, Income-tax, Wealth Tax and other material statutory dues with the appropriate authorities during the year.

(b)

There were no undisputed amounts payable in respect of Income-tax, Wealth Tax, and other material statutory dues in arrears as at 31st March, 2012 for a period of more than six months from the date they became payable.

(c)	Details of dues of Service Tax which were unpaid as on 31st March, 2012 which have not been deposited on account of disputes are given below:

Statute	Nature of Dues	Forum where Dispute is pending	Period to which the amount relates	Amount involved (Rs. in 000’s)
The Service Tax Act	Service Tax	Assistant Commissioner, Service Tax	2003-2004 to 2004-2005	1,777

(viii)

In our opinion and according to the information and explanations given to us and on an overall examination of the Balance Sheet, we report that funds raised on short-term basis have not been used during the year for long- term investment.

(ix)	To the best of our knowledge and according to the information and explanations given to us, no fraud on or by the Company has been noticed or reported during the year.

For DELOITTE HASKINS & SELLS

Chartered Accountants

(Registration No. 117366W)

MUMBAI, June 21, 2012	Kalpesh J. Mehta Partner (Membership No. 48791) KJM/MJ

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

BALANCE SHEET AS AT MARCH 31, 2012

	Note No.	MAR 31, 2012 (000’s)	MAR 31, 2011 (000’s)
EQUITY AND LIABILITIES
Shareholders’ funds
Share capital	3	250,000	250,000
Reserves and surplus	4	949,703	682,788

		1,199,703	932,788
Non-current liabilities
Deferred tax liabilities (net)	5	16,503	21,595
Other long-term liabilities	6	6,002	9,645
Long-term provisions	7	37,190	23,631

		59,695	54,871
Current liabilities
Trade payables	8	80,606	74,805
Other current liabilities	9	19,540	47,759
Short-term provisions	7	85,763	47,929

		185,909	170,493

TOTAL		1,445,307	1,158,152

ASSETS
Non-current assets
Fixed assets	10
Tangible assets		110,101	117,634
Intangible assets		93,082	79,630
Intangible assets under development		10,863	8,504

		214,046	205,768
Non-current investments	11	105,000	—
Long-term loans and advances	12	47,030	50,973

		366,076	256,741
Current assets
Current investments	13	13,000	62,500
Trade receivables	14	135,504	96,235
Cash and bank balances	15	893,381	682,952
Short-term loans and advances	12	24,526	17,073
Other current assets	16	12,820	42,651

		1,079,231	901,411

TOTAL		1,445,307	1,158,152

Summary of significant accounting policies	2

Notes 1 to 30 annexed hereto form an integral part of the financial statements.

In terms of our report attached.	For and on behalf of the Board

For Deloitte Haskins & Sells	M. V. Nair	Arun Thukral
Chartered Accountants	Chairman	Managing Director

Kalpesh J. Mehta Partner Mumbai, 21st June, 2012	Vivek Kumar Aggarwal CFO & Exec. VP - HR, Legal & Strategy	Swati Naik Company Secretary & Sr. Manager - Legal

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

STATEMENT OF PROFIT AND LOSS FOR THE YEAR ENDED MARCH 31, 2012

	Note No.	MAR 31, 2012	MAR 31, 2011
		(000’s)	(000’s)
Income
Revenue from operations	17	1,034,503	758,117
Other income	18	81,661	48,489

Total revenue		1,116,164	806,606

Expenses
Employee benefits expense	19	167,662	122,043
Establishment and other expenses	20	262,549	210,461
Royalty		147,603	99,376
Finance costs	21	1,211	1,220
Depreciation and amortisation expense		55,522	49,720

Total expenses		634,547	482,820

Profit before tax		481,617	323,786
Less: Tax expense
Current tax		161,839	109,100
Earlier years tax written back		(156)	(258)
Deferred tax charge / (credit)		(5,092)	25

		156,591	108,867

Profit for the year		325,026	214,919

Earning per equity share—Basic and Diluted (nominal value Rs 10 per share)	29	13.00	8.60
Summary of significant accounting policies	2

Notes 1 to 30 annexed hereto form an integral part of the financial statements.

In terms of our report attached.	For and on behalf of the Board

For Deloitte Haskins & Sells Chartered Accountants	M.V. Nair Chairman	Arun Thukral Managing Director

Kalpesh J. Mehta Partner Mumbai, 21st June, 2012	Vivek Kumar Aggarwal CFO & Exec. VP - HR, Legal & Strategy	Swati Naik Company Secretary & Sr. Manager - Legal

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

CASH FLOW FOR THE YEAR ENDED MARCH 31, 2012

	MAR 31, 2012	MAR 31, 2011
	(000’s)	(000’s)
CASH FLOW FROM OPERATING ACTVITIES
Profit before tax	481,617	323,786
Add/(Less): Non operating (income) / expenses
Depreciation and amortisation	55,522	49,720
Loss on sale /write off of fixed assets	2,119	779
Interest on fixed deposits	(79,231)	(48,198)
Interest on income tax refund	(2,430)	—
Provision for employee benefits	19,826	14,008
Doubtful debts (written back)	—	(290)
Interest on taxes and others	1,211	1,219
Doubtful advances written off / provided	895	743

Cash flow before changes in working capital	479,529	341,767

Adjustments for changes in working capital
Increase/(decrease) in liabilities and trade payables	(26,264)	48,251
Decrease/(increase) in trade receivables	(39,270)	(9,677)
Decrease/(increase) in loans, advances and other current assets	(1,598)	(1,328)

Total	(67,132)	37,246
Less: Taxes Paid	146,908	101,792

Cash generated from Operations (A)	265,489	277,221

CASH FLOW FROM INVESTING ACTVITIES
Purchase of fixed assets (including capital advance)	(74,299)	(86,758)
Purchase of fixed deposits with financial institution	(118,000)	(94,900)
Proceeds from fixed deposits with financial institution	62,500	42,300
Proceeds from sale of fixed asset	424	1,072
Purchase of fixed deposits (with maturity more than 3 months)	(1,109,100)	(521,800)
Proceeds from fixed deposits (with maturity more than 3 months)	877,700	380,000
Interest on tax refund	2,223	—
Interest received on fixed deposits	101,149	31,460

Cash used in Investing Activities (B)	(257,404)	(248,626)

CASH FLOW FROM FINANCING ACTVITIES
Dividend paid on equity shares	(25,000)	—
Tax on equity dividend paid	(4,056)	—

Cash used in financing activities (C)	(29,056)	—

Net Increase in cash equivalent(A+B+C)	(20,971)	28,595
Add: Opening cash & cash equivalents	42,352	13,757

Closing cash and cash equivalents at the end of the year (refer note 15)	21,381	42,352

In terms of our report attached.	For and on behalf of the Board

For Deloitte Haskins & Sells	M. V. Nair	Arun Thukral
Chartered Accountants	Chairman	Managing Director

Kalpesh J. Mehta Partner Mumbai, 21st June, 2012	Vivek Kumar Aggarwal CFO & Exec. VP - HR, Legal Strategy	Swati Naik Company Secretary & Sr. Manager - Legal

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

Notes forming part of financial statements for the year ended March 31, 2012

1.	CORPORATE INFORMATION

The Company, Credit Information Bureau (India) Limited (CIBIL) functions as a Credit Information Company. CIBIL maintains a repository of information which has been pooled in by all banks and lending institutions operating in India and contains credit history of commercial and consumer borrowers. CIBIL provides this information to its members, specified users and consumers in the form of credit information reports.

2.	SIGNIFICANT ACCOUNTING POLICIES

2.1	System of accounting

The Company follows the accrual concept in the preparation of accounts. The Balance Sheet and the Profit and Loss Account of the Company are prepared in accordance with the provisions contained in Section 211 of the Companies Act, 1956, read with Revised Schedule VI thereto.

The preparation of the financial statements requires the Management to make estimates and assumptions considered in the reported amounts of assets and liabilities (including contingent liabilities) as on the date of the financial statements and the reported income and expenses. The Management believes that the estimates used in preparation of the financial statements are prudent and reasonable. Actual result could differ from the estimates and the differences between the actual results and the estimates are recognised in the periods in which the results are known / materialised. Any changes in such estimates are recognised prospectively.

2.2	Revenue recognition

a)	Initial Membership Fees are recognised on admission of members.

b)	Annual Membership Fees are recognised proportionately for the period of such membership.

c)	Service Report Fees are recognised on rendering of services.

d)	Interest and other dues are recognised on accrual basis.

2.3	Grants

Grants received and accrued are recognised as income over the periods necessary to match them with the costs for which they are intended to compensate, based on the claims made as laid down in Accounting Standard “Accounting for Government Grants” (AS-12) notified by the Companies (Accounting Standards) Rules, 2006.

2.4	Foreign currency translation

Foreign currency transactions are recorded at rates as on the date of the transaction. Exchange differences arising on foreign currency transactions settled during the year are recognised in the Statement of Profit and Loss.

All foreign currency denominated monetary assets and liabilities are translated at the exchange rates prevailing on the Balance Sheet date. The resultant exchange differences are recognised in the Statement of Profit and Loss.

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

Notes forming part of financial statements for the year ended March 31, 2012

2.5	Tangible assets and depreciation

a)	Tangible assets have been stated at purchase/acquisition cost inclusive of installation cost less accumulated depreciation.

b)	Leasehold improvements are amortised over the period of the lease.

c)

The Company adopts Straight Line Method of depreciation at the rates prescribed under Schedule XIV to the Companies Act, 1956 or Management’s experience and estimate of useful life of assets, whichever is higher, as detailed below:

Asset Head	Depreciation Rates
Computers	16.67%
Office Equipment	16.67%
Furniture & Fixtures	16.67%
Electrical Installations	16.67%
Vehicles	25.00%
Mobile Phones	50.00%

d)	Capital work-in-progress:

Projects under which assets are not ready for their intended use and other capital work-in-progress are carried at cost, comprising direct cost, related incidental expenses and attributable interest (if any).

2.6	Intangible assets and amortisation

a)	Intangible assets are stated at cost less accumulated amortisation.

b)

Intangible assets are amortised on the Straight Line Basis over the useful life. System Softwares (including related Application Softwares) are amortised over the estimated useful life or six years whichever is lower. Trademark cost is amortised over 5 years. Any expenses on Software for support and maintenance are charged to the Statement of Profit and Loss.

c)	Intangible assets under development:

Projects under which intangible assets are not ready for their intended use and intangible assets under development are carried at cost, comprising direct cost, related incidental expenses and attributable interest (if any).

2.7	Operating leases

Lease arrangements where the risks and rewards incidental to ownership of an asset substantially vest with the lessor are recognised as operating leases. Lease rentals under operating leases are recognised in the Statement of Profit and Loss on a straight-line basis.

2.8	Impairments of asset

The carrying values of assets / cash generating units at each Balance Sheet date are reviewed for impairment of assets. If any indication of such impairment exists, the recoverable amount of such assets is estimated and impairment is recognised, if the carrying amount of these assets exceeds their recoverable amount. The recoverable amount is the greater of the net selling price and their value in use. Value in use is arrived at by discounting the future cash flows to their present value based on an appropriate discount factor. When there is indication that an impairment loss recognised for an asset in prior accounting periods no longer exists or may have decreased such reversal of impairment loss is recognised.

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

Notes forming part of financial statements for the year ended March 31, 2012

2.9	Investments

a)	Long term Investments are carried at cost Less provision (if any) for diminution (other than temporary) in value of such investments.

b)	Current Investments are carried at the Lower of cost or fair value on an individual basis.

2.10	Cash and cash equivalents

Cash comprises cash on hand and demand deposits with banks. Cash equivalents are short-term balances (with an maturity of three months or less from the date of acquisition), highly liquid investments that are readily convertible into known amounts of cash and which are subject to insignificant risk of changes in value.

2.11	Employee benefits

a)

Liability in respect of Privilege Leave which is of short term nature and Leave Travel Allowance is provided based on the expected cost and period of service which entitles the employee to such benefits.

b)	The Company’s contribution to recognised Provident Fund paid / payable during the year is recognised in the statement of profit and loss.

c)

The Company has a long term incentive plan for eligible employees whereby they are entitled for cash payment against appreciation in notional value of share units (that is determined based on EPS and benchmarked multiple) over long term. Provision is made for any such appreciation at end of every year, till the grant is either exercised or lapsed, and the cost is fully charged to the Statement of Profit and Loss as part of Employees benefits expenses.

Defined Benefits Plan:

d)	Liability for compensated absences in respect of sick leave and privilege Leave which is of long term nature is actuarially determined based on the Project Unit Credit method.

e)

The Company’s liability towards gratuity is determined using the projected unit credit method which considers each period of service as giving rise to an additional unit of benefit entitlement and measures each unit separately to build up the final obligation. Actuarial gains and losses based on actuarial valuation done by an independent actuary carried out annually are recognised immediately in the Statement of Profit and Loss as income or expense. Obligation is measured at the present value of estimated future cash flows using a discounted rate that is determined by reference to market yields at the Balance Sheet date on Government bonds where the currency and terms of the Government bonds are consistent with the currency and estimated terms of the defined benefit obligation.

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

Notes forming part of financial statements for the year ended March 31, 2012

2.12	Taxes on income

Current Tax is the amount of the tax payable on the taxable income for the year as determined in accordance with the provisions of the Income Tax Act, 1961.

Deferred Tax is recognised on timing differences, being the differences between the taxable income and the accounting income that originate in one period and are capable of reversal in one or more subsequent periods.

Deferred Tax Assets in respect of unabsorbed depreciation and carry forward of losses are recognised if there is virtual certainty that there will be sufficient future taxable income available to realise such losses. Other Deferred Tax Assets are recognised if there is reasonable certainty that there will be sufficient future taxable income to realise such assets.

Deferred tax assets are reviewed at each balance sheet date for their realisabilty.

2.13	Provisions and contingencies

A provision is recognised when the Company has a present legal or constructive obligation as a result of past events and it is probable that an outflow of resources will be required to settle the obligation in respect of which a reliable estimate can be made. Provisions (excluding employee benefits) are not discounted to their present value and are determined based on best estimate required to settle the obligation at the Balance Sheet date. These are reviewed at each Balance Sheet date and adjusted to reflect the current best estimates. Contingent liabilities are disclosed in Notes to Accounts.

2.14	Cash flow statement

Cash flows are reported using the indirect method, whereby profit / (loss) before extraordinary items and tax is adjusted for the effects of transactions of non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from operating, investing and financing activities of the Company are segregated based on the available information.

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

Notes forming part of financial statements for the year ended March 31, 2012

Note 3

Share Capital

	Mar 31, 2012 (000’s)	Mar 31, 2011 (000’s)
Authorised capital
50,000,000 (31st March 2011: 50,000,000) equity shares of Rs 10/- each	500,000	500,000

Issued, Subscribed and fully paid up shares
25,000,000 (31st March 2011: 25,000,000) equity shares of Rs 10/- each	250,000	250,000

TOTAL	250,000	250,000

a.	Reconciliation of equity shares at the beginning and at the end of the year.

	Mar 31, 2012		Mar 31, 2011
Particulars	No (000’s)	(000’s)	No (000’s)	(000’s)
Equity shares at the beginning of the year	25,000	250,000	25,000	250,000

Equity shares outstanding at the end of the	25,000	250,000	25,000	250,000

b.	Details of shareholders holding more than 5% shares in the company

	Mar 31, 2012		Mar 31, 2011
Name of the shareholder	No (000’s)	% of Holding	No (000’s)	% of Holding
Transunion International Inc	6,875	27.50%	4,998	19.99%
State Bank of India	2,500	10.00%	2,500	10.00%
ICICI Bank Limited	2,500	10.00%	2,500	10.00%
HDFC Limited	1,250	5.00%	2,500	10.00%

c.	Details of rights, preferences and restrictions attached to the equity shareholders.

The Company has only one class of equity shares having a par value of 10 per share. Members of the Company holding equity shares capital therein have a right to vote, on every resolution placed before the Company and right to receive dividend. The voting rights on a poll is in proportion to the share of the paid up equity capital of the Company held by the shareholders. The Company declares dividends in Indian rupees. The interim and final dividend is proposed by the Board of Directors. However, the final dividend is subject to the approval of the Shareholders in the ensuing Annual General Meeting. In the event of liquidation, the equity shareholders are eligible to receive the remaining assets of the Company in proportion to their shareholding.

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

Notes forming part of financial statements for the year ended March 31, 2012

Note 4

Reserves and Surplus

	Mar 31, 2012	Mar 31, 2011
	(000’s)	(000’s)
General Reserve
Balance as per last balance sheet	—	—
Add: transfer from profit and loss	24,377	—

Closing Balance	24,377	—

Surplus in the statement of profit and loss
Balance as per last balance sheet	682,788	496,925
Add: Profit for the year	325,026	214,919
Less: Appropriations		—
Transfer to general reserve	24,377	—
Proposed equity dividend	50,000	25,000
Tax on proposed equity dividend	8,111	4,056

Total appropriations	82,488	29,056

Net surplus in statement of profit and loss	925,326	682,788

	949,703	682,788

Note 5

Deferred tax liabilities (net)

The major components of deferred tax liabilities and deferred tax assets are as under:

	Mar 31, 2012	Mar 31, 2011
	(000’s)	(000’s)
Deferred tax liabilities (A)
Depreciation	34,669	30,161
Deferred tax assets (B)
Provision for employee benefits	14,998	8,566
Provision for expenses	3,168	—

Net deferred tax liabilities (A-B)	16,503	21,595

Charge / (credit) for the year	(5,092)	25

Note 6

Other long-term liabilities

	Mar 31, 2012	Mar 31, 2011
	(000’s)	(000’s)
Deferred income	6,002	9,645

	6,002	9,645

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

Notes forming part of financial statements for the year ended March 31, 2012

Note 7

Provisions

	Long-term		Short-term
	Mar 31, 2012	Mar 31, 2011	Mar 31, 2012	Mar 31, 2011
	(000’s)	(000’s)	(000’s)	(000’s)
Provision for employee benefits
Provision for gratuity	1,000	1,000	—	—
Provision for compensated absence	24,890	17,431	2,837	1,971
Provision for employee stock appreciation right (refer note 22 (iv))	11,300	5,200	6,200	800

	37,190	23,631	9,037	2,771

Other provisions
Provision for income tax	—	—	18,605	16,102
Provision for wealth tax			10	—
Provision for proposed dividend	—	—	50,000	25,000
Provision for dividend tax	—	—	8,111	4,056

	—	—	76,726	45,158

	37,190	23,631	85,763	47,929

Note 8

Trade payables

	Mar 31, 2012 (000’s)	Mar 31, 2011 (000’s)
Due to:
- Micro and small enterprises (refer note)	—	173
- Others	80,606	74,632

	80,606	74,805

Footnote: Trade payables includes Nil (Previous Year 173(000’s) payable to “Suppliers” who have confirmed that they are registered under the Micro, Small and Medium Enterprises Development Act, 2006. No interest has been paid / payable by the Company during the year to these “Suppliers”.

Note 9

Other current liabilities

	Mar 31, 2012	Mar 31, 2011
	(000’s)	(000’s)
Other payables
Advance from customers	12,053	24,201
Income received in advance	5,079	4,199
Taxes payable	2,238	19,176
Others	170	183

	19,540	47,759

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

Notes forming part of financial statements for the year ended March 31, 2012

Note 10 Fixed assets	(000’s)

										(000’s)
	Gross block				Depreciation and amortisation				Net block
	As at March	Additions	Deductions	As at March	As at March	Charge	Deductions	As at March	As at March	As at March
Description	31, 2011	during the year		31, 2012	31, 2011	during the year		31, 2012	31, 2012	31, 2011
Tangible assets
Leasehold improvements	28,405	—	474	27,931	13,352	3,405	474	16,283	11,648	15,053
Computers	165,605	24,145	17,036	172,714	76,629	24,383	16,476	84,536	88,178	88,976
Office equipments	11,836	1,353	3,123	10,066	5,498	1,558	1,232	5,824	4,242	6,338
Furniture and fixtures	4,840	16	—	4,856	3,014	354	—	3,368	1,488	1,826
Electrical installations	418	—	26	392	167	48	26	189	203	251
Vehicles	6,315	929	—	7,244	1,126	1,776	—	2,902	4,342	5,190
Tangible assets total - current yr	217,419	26,443	20,659	223,203	99,786	31,524	18,208	113,102	110,101	117,634

Tangible assets total - previous yr	(163,312)	(58,607)	(4,500)	(217,419)	(74,077)	(28,358)	(2,650)	(99,785)	(117,634)
Intangible assets	233,993	37,540	56,033	215,500	154,529	23,956	55,942	122,543	92,957	79,464
Software
Trademark	176	—	—	176	9	42	—	51	125	166
Intangible assets total - current yr	234,169	37,540	56,033	215,676	154,538	23,998	55,942	122,594	93,082	79,630

Intangible assets total - previous yr	(210,670)	(23,499)	—	(234,169)	(133,176)	(21,363)	—	(154,539)	(79,630)

Intangible assets under development - current year	8,504	8,869	6,510	10,863	—	—	—		10,863	8,504

Intangible assets under development - previous year	—	(8,504)	—	(8,504)	—	—	—		(8,504)

Total assets - current year	460,092	72,852	83,202	449,742	254,324	55,522	74,150	235,696	214,046	205,768

Total assets - previous year	(373,982)	(90,610)	(4,500)	(460,092)	(207,253)	(49,721)	(2,650)	(254,324)	(205,768)	—

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

Notes forming part of financial statements for the year ended March 31, 2012

Note 11

Non-current investments

	Mar 31, 2012 (000’s)	Mar 31, 2011 (000’s)
Fixed deposits with financial institution	105,000	—

	105,000	—

Note 12

Loans and advances

	Long-term		Short-term
	Mar 31, 2012	Mar 31, 2011	Mar 31, 2012	Mar 31, 2011
	(000’s)	(000’s)	(000’s)	(000’s)
Unsecured, considered good;
(a) Capital advances	8,865	908	—	—

	8,865	908	—	—

(b) Other loans & advances
Advance income tax (net)	24,617	38,784	—	—
Advance wealth tax	19	11	—	—
Deposits	10,908	10,833	—	—
Prepaid expenses	2,621	437	22,534	16,724
Employee advances (refer note below)	—	—	786	122
Other advances	—	—	1,206	227

	38,165	50,065	24,526	17,073

	47,030	50,973	24,526	17,073

Footnote:
Employee advances include amounts due from:
Managing director			146	—

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

Notes forming part of financial statements for the year ended March 31, 2012

Note 13

Current investments

	Mar 31, 2012 (000’s)	Mar 31, 2011 (000’s)
Fixed deposits with financial institution	13,000	62,500

	13,000	62,500

Note 14

Trade receivables

	Mar 31, 2012	Mar 31, 2011
	(000’s)	(000’s)
Trade receivables outstanding
Unsecured, considered good:
- Outstanding for more than 6 months from the date they were due for payment	—	289
- Others	135,504	95,946

	135,504	96,235

Note 15

Cash and bank balances

	Mar 31, 2012	Mar 31, 2011
	(000’s)	(000’s)
Cash and cash equivalents as per Accounting Standard 3
Cash on hand	—	2
Cheques on hand	—	1,422
Balances with Banks:
Current accounts	21,381	40,928

	21,381	42,352

Other bank balances
Fixed deposits with original maturity more than 12 months	872,000	640,600

	872,000	640,600

	893,381	682,952

Note 16

Other current assets

	Mar 31, 2012	Mar 31, 2011
	(000’s)	(000’s)
Unsecured, considered good;
Interest accrued on fixed deposits	10,177	32,095
Grants receivable	—	3,902
Service tax advance	1,260	5,478
Interest on income tax refund	1,383	1,176

	12,820	42,651

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

Notes forming part of financial statements for the year ended March 31, 2012

Note 17

Revenue from operations

	Mar 31, 2012	Mar 31, 2011
	(000’s)	(000’s)
Sale of services
Membership and annual fees	30,522	27,671
Service reports fees	988,596	707,579
Other operating income
Grants	7,184	21,282
Service credits	3,821	—
Others	4,380	1,585

	1,034,503	758,117

Note 18

Other income

	Mar 31, 2012	Mar 31, 2011
	(000’s)	(000’s)
Interest income:
Interest income on fixed deposits	79,231	46,645
Interest from customers on amounts overdue		378
Interest on income tax refund	2,430	1,176
Other non-operating income
Reversal of provision for doubtful debts	—	290

	81,661	48,489

Note 19

Employees benefits expense

	Mar 31, 2012	Mar 31, 2011
	(000’s)	(000’s)
Salaries and allowances ( refer note 22)	137,696	99,858
Contribution to provident and other funds	6,814	6,335
Provision for employee stock appreciation rights (refer note 22 (iv))	11,500	6,000
Staff welfare expenses	11,652	9,850

	167,662	122,043

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

Notes forming part of financial statements for the year ended March 31, 2012

Note 20

Establishment and other expenses

	Mar 31, 2012	Mar 31, 2011
	(000’s)	(000’s)
Office rent	58,048	57,802
Electricity charges	4,963	6,665
Repairs and maintenance:
Computers and server expenses	30,628	32,244
Software support expenses	29,111	21,287
Building repairs	616	1,224
Office maintenance and services	3,968	2,514
Other repairs	152	—
Insurance charges	654	400
Rates and taxes	889	1,813
Travelling and conveyance expenses	8,561	7,685
Connectivity and communication expenses	4,726	5,501
Data centre fees	14,149	—
Legal and professional services	76,910	55,483
Auditors’ remuneration (refer note)	1,008	885
Advertising and business development expenses	17,287	9,303
Miscellaneous expenses	4,645	4,055
Printing and stationery expenses	2,862	2,022
Provision for doubtful tds	895	743
Donations and social cause	355	56
Fixed Asset write off	655	—
Loss on sale of fixed assets	1,464	779
Loss on foreign exchange fluctuations	3	—

	262,549	210,461

Footnote:
Auditors’ remuneration:
i) For audit	700	600
ii) For tax audit	210	180
iii) For taxation matters	20	—
iv) For other services	75	100
v) For reimbursement of expenses	3	5

	1,008	885

Service tax which is being claimed for setoff as input credit has not been included in the expenditure above.

Note 21

Finance costs

	Mar 31, 2012 (000’s)	Mar 31, 2011 (000’s)
Interest on delayed / deferred payment of income tax	1,009	1,220
Interest on overdue fees reversed	202	—

	1,211	1,220

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

Notes to Financial Statements for the year ended March 31, 2012

Note 22

(i)

Salaries and allowances includes 8,633 (000’s)- (Previous Year 6,746 (000’s)-) towards provision made in respect of accumulated Compensated Absences which is in the nature of Long Term Employee Benefits and has been actuarially determined as per the AS 15 (Revised).

(ii)	Contribution to Provident Fund of 5,604(000’s) (Previous Year 4,242 (000’s)) have been recognised in the Statement of Profit and Loss.

(iii)	Gratuity is currently valued on estimated basis and the Gratuity valuation is certified by the actuary and relied upon by the auditors.

Net employee benefit expense:

	Current Year (000’s)	Previous Year (000’s)
Current service cost	1,159	835
Interest cost on benefit obligation	444	290
Expected/ Actual Return on Plan	(513)	(158)
Assets
Net actuarial Losses / (Gains) recognised in the year	105	619
Past Service Cost	76	76
Other effects of limit of Para 59(b)	7	—

Net benefit expense	1,278	1,662

Charge to Statement of Profit & Loss	1,278	1,662

Actual return on plan assets	585	318

Changes in present value of the defined benefit obligation:

	Current Year	Previous Year
	(000’s)	(000’s)
Opening defined obligation	4,297	2,716
Interest cost	444	290
Current service cost	1,159	835
Benefits paid	(51)	(323)
Actuarial (Gains)/Losses on obligations	177	779
Past service cost	—	—

Closing defined benefit obligation	6,026	4,297

	Current Year	Previous Year
	(000’s)	(000’s)
Expected Employer’s contribution for next year	2,000	2,400

Changes in fair value of plan assets:

	Current Year	Previous Year
	(000’s)	(000’s)
Opening fair value of plan assets	4,284	2,011
Expected Return on plan assets	513	158
Acturial Gain / (Losses)	72	161
Contributions by employer	2,827	2,277
Benefits Paid	(51)	(323)

Closing fair value of plan assets	7,645	4,284

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

Notes to Financial Statements for the year ended March 31, 2012

Net Asset / (Liability) recognised in the Balance Sheet:

	Current Year	Previous Year
	(000’s)	(000’s)
Present value of the defined benefit obligation at the end of the year	(6,026)	(4,297)
Fair value of plan assets at the end of the year	7,645	4,284

Net Asset / (Liability)	1,619	(13)
Unrecognised past service cost	76	152
Excess provision for earlier years	(7)	—

Net Asset / (Liability) recognised in the Balance Sheet	1,688	139

Experience Adjustments:

	31.03.2012	31.03.2011	31.03.2010	31.03.2009	31.03.2008
	(000’s)	(000’s)	(000’s)	(000’s)	(000’s)
Defined benefit obligation	6,026	4,297	2,716	1,633	884
Plan assets	7,645	4,284	2,011	990	588
Surplus / (Deficit)	1,619	(13)	(705)	(643)	(296)
Exp. Adjustment on plan liabilities	337	779	71	(72)	—
Exp. Adjustment on plan assets	72	161	49	17	—

Investment Details of Insurer Managed Funds

	Current Year	Previous Year
	%	%
Central and State Government Securities	53	53
Bonds / Debenture	43	43
Equity Shares	4	4
Money Market Instruments / FD	—	—

TOTAL	100	100

The principal assumptions used in determining gratuity and pension benefit obligations for the Company’s plans are shown below:

	Current Year	Previous Year
Discount Rate	8.30%	8.30%
Expected rate of return on assets	7.50%	7.50%
Salary escalation	9.15%	9.00%
Mortality	LIC (1994-96) Mortality Table	LIC (1994-96) Mortality Table

The estimates of future salary increases, considered in actuarial, take account of inflation, seniority, promotion and other relevant factors, such as supply and demand in the employment markets.

(iv)

The Company has a long term incentive plan for eligible employees whereby they are entitled for cash payment against appreciation in notional value of share units (that is determined based on EPS and benchmarked multiple). Current year provision is 11,500(000’s), Previous year (6,000 (000’s)), for such appreciation in value.

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

Notes to Financial Statements for the year ended March 31, 2012

Note 23

Expenditure in foreign currency:

	Current year	Previous year
	(000’s)	(000’s)
Net Dividend remitted in foreign exchange:
Period to which it relates during the year	1st Apr 10 to 31st Mar 11	NA
No of non resident shareholders	1	—
Number of equity shares held by them (Nos 000’s)	4,998	—
Amount in (000’s)	4,998	NA
Others Matters:
Director Fees	110	—
Professional Fees	376	—
Travelling Expenses	—	183
Training Expenses	—	1,801

	486	1,984

Note 24

Operating Lease

The Company has taken office premises on operating lease.

Future minimum rentals payable under non-cancellable operating lease are as under:

	Mar 31, 2012	Mar 31, 2011
	(000’s)	(000’s)
not later than one year	58,048	58,048
later than one year but not later than five years	24,187	82,234
later than five years	—	—

Note 25

Contingent Liabilities

	Mar 31, 2012	Mar 31, 2011
	(000’s)	(000’s)
(i) Claims against Company not acknowledged as debts:
(a) In respect of Service Tax matters	1,770	1,770
(b) Other Claims	3,500	—

(ii) Legal cases filed against the Company are primarily claims made against the reporting Member Banks/ Financial Institutions. The amount of liability that may arise due to such claims is not quantifiable and the incidence of claim is remote.

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

Notes to Financial Statements for the year ended March 31, 2012

Note 26

Capital and Other Commitments

	Mar 31, 2012	Mar 31, 2011
	(000’s)	(000’s)
(i) Estimated amount of contracts remaining to be executed on
Capital account and not provided for:
Total Value	9,331	53,197
Less: Capital Advance	8,865	9,411

Total	466	43,786

(ii)	Other Commitments

(a) Operating Leases (refer note 24)

Note 27

Segmental reporting

As the Company has no activities other than that of providing Credit Information Services primarily in India, there are no separate segments in terms of Accounting Standards on “Segment Reporting” (AS-17) notified under the Companies 2006 (Accounting Standards) Rules.

Note 28

As per the Accounting Standard on ‘Related Party Disclosures’ (AS-18), notified by the Companies (Accounting Standards) Rules, 2006, the related parties of the Company are as follows:

(i) Details of related parties:

Description of Relationship	Name of Related Parties
(a) Company holding more than 20% shares (b) Key Management Personnel	Transunion International Inc. (w.e.f 21.12.2011) Mr Arun Thukral (Managing Director)

(ii)	Details of related party transactions during the year ended Mar 31, 2012 and outstanding balance as on Mar 31, 2012:

(a) Key Management Personnel

	Mar 31, 2012	Mar 31, 2011
	(000’s)	(000’s)
Managing Director
Mr Arun Thukral
Remuneration	19,353	13,396
Outstanding Advances	146	—

CIBIL Annual Report 2011-12

CREDIT INFORMATION BUREAU (INDIA) LIMITED

Notes to Financial Statements for the year ended March 31, 2012

Note 29

Earnings Per Share

In accordance with the Accounting Standard on “Earnings Per Share” (AS-20) notified by the Companies (Accounting Standards) Rules, 2006, the Earnings Per Share has been computed as

	Mar 31, 2012 (000’s)	Mar 31, 2011 (000’s)
Profit for the year after tax ( 000’s)	325,026	214,919
Weighted average number of Equity shares outstanding (No 000’s)	25,000	25,000
Earnings per share ( ) (a)/(b) {Basic and Diluted}	13.00	8.60

Note 30

The Revised Schedule VI has become effective from 1st April, 2011 for the preparation of financial statements. This has significantly impacted the disclosure and presentation made in the financial statements. Previous year’s figure has been regrouped/ reclassified wherever necessary to correspond with the current year’s classification/ disclosure.

For and on behalf of the Board

M.V. Nair	Arun Thukral
Chairman	Managing Director

Vivek Kumar Aggarwal CFO & Exec. VP - HR, Legal & Strategy Mumbai, 21st June, 2012	Swati Naik Company Secretary & Sr. Manager - Legal

CIBIL Annual Report 2011-12